UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 26, 2006
GenCorp Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California	95742

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
916-355-4000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Effective January 26, 2006, GenCorp Inc. (“GenCorp”) and Wachovia Bank, National Association, the Administrative Agent for the Lenders (the “Lenders”) party to GenCorp’s senior credit facility dated December 6, 2004 (as amended, the “Credit Agreement”), entered into the Second Amendment to Credit Agreement, which provides for an increase to the maximum leverage ratio covenant to 8.0 to 1.0 covering the period from December 1, 2005 through November 30, 2006 and, for the same period, a 25 basis point increase to the interest rate on the Terms Loans subject to an additional increase of 50 basis points in the event that the senior secured debt ratings for the Loans are lowered to certain levels.
Each of Wachovia Bank, National Association; The Bank of New York, an affiliate of The Bank of New York Trust Company, N.A.; and JPMorgan Chase Bank, National Association, is a Lender. Each of Wachovia Capital Markets, LLC, an affiliate of Wachovia Bank; BNY Capital Markets, Inc., an affiliate of The Bank of New York Trust Company, N.A.; and J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank, National Association, was an underwriter of the public offering of 8,625,000 shares of GenCorp’s common stock which closed on November 23, 2004. The Bank of New York or affiliates thereof are also the trustees under the indentures governing GenCorp’s 4% contingent convertible subordinated notes due 2024, 5 3/4% convertible subordinated notes due 2007 and 9 1/2% senior subordinated notes due 2013. J.P. Morgan Securities Inc. has been retained to advise the Company with respect to its real estate business. Additionally, some of the Lenders or their respective affiliates from time to time have provided in the past, and may provide in the future, investment banking, commercial lending and financial advisory services to us and our affiliates in the ordinary course of business.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GENCORP INC.
By:	/s/ Mark A. Whitney

Name:	Mark A. Whitney
Title:	Vice President, Law; Deputy General Counsel and Assistant Secretary

Dated: February 1, 2006